Exhibit 99.1

ImmuCell

ImmuCell Announces Unaudited Financial Results for

the Quarter Ended June 30, 2025

For Immediate Release

PORTLAND, Maine – August 14, 2025 – ImmuCell Corporation (Nasdaq: ICCC) (“ImmuCell” or the “Company”), a growing animal health company that develops, manufactures and markets scientifically proven and practical products that improve the health and productivity of dairy and beef cattle, today announced its unaudited financial results for the quarter ended June 30, 2025.

Product Sales Highlights:

●	During the second quarter of 2025, product sales increased by 18% to approximately $6.4 million compared to the second quarter of 2024.

●	During the six-month period ended June 30, 2025, product sales increased by 14% to approximately $14.5 million compared to the six-month period ended June 30, 2024.

●	During the twelve-month period ended June 30, 2025, product sales increased by 22% to approximately $28.3 million compared to the twelve-month period ended June 30, 2024.

Preliminary, unaudited product sales for the second quarter of 2025 were first reported on July 9, 2025. There are no changes to those figures.

Management’s Discussion:

“We effectively eliminated the backlog of orders as of June 30, 2025,” commented Michael F. Brigham, President and CEO of ImmuCell. “We have re-filled distributors with the inventory that they would like to hold as we enter the third quarter when sales are generally lower. We are now building inventory to meet customer demand going into the peak selling season towards the end of the year and into the first quarter of 2026.”

“We improved our gross margin as a percentage of sales to 44% and 43% during the three-month and six-month periods ended June 30, 2025, respectively,” added Timothy C. Fiori, Chief Financial Officer of ImmuCell. “This gross margin improvement helped us generate net income of approximately $502,000 and $1.9 million during the three-month and six-month periods ended June 30, 2025, respectively, in contrast to significant net losses during the comparable periods ended June 30, 2024.”

“With regards to Re-Tain®, we have initiated Investigational Product use to collect market feedback about product performance in the field over the second half of 2025 and into the first quarter of 2026,” concluded Mr. Brigham. “At the same time, we are reducing product development expenses and exploring potential strategic options for the product opportunity.”

Certain Other Financial Results:

●	Gross margin earned was 44% and 22% of product sales during the three-month periods ended June 30, 2025 and 2024, respectively.

●	Gross margin earned was 43% and 28% of product sales during the six-month periods ended June 30, 2025 and 2024, respectively.

●	Net income was approximately $502,000, or $0.06 per diluted share, during the three-month period ended June 30, 2025, in contrast to a net loss of ($1.5) million, or ($0.20) per basic share, during the three-month period ended June 30, 2024.

●	Net income was $1.9 million, or $0.22 per diluted share, during the six-month period ended June 30, 2025, in contrast to a net loss of ($2.0) million, or ($0.25) per basic share, during the six-month period ended June 30, 2024.

●	Adjusted EBITDA (a non-GAAP financial measure described on page 5 of this press release) improved to approximately $1.4 million, $3.7 million and $5.3 million during the three-month, six-month and twelve-month periods ended June 30, 2025, respectively.

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Balance Sheet Data as of June 30, 2025:

●	Cash and cash equivalents increased to approximately $6.0 million as of June 30, 2025 from $3.8 million as of December 31, 2024, with no draw outstanding on the available $1 million line of credit as of these dates.

●	Net working capital increased to approximately $12.7 million as of June 30, 2025 from $10.6 million as of December 31, 2024.

●	Stockholders’ equity increased to approximately $29.9 million as of June 30, 2025 from $27.5 million as of December 31, 2024.

Cautionary Note Regarding Forward-Looking Statements (Safe Harbor Statement):

This Press Release and the statements to be made in the related conference call referenced herein contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and will often include words such as “expects”, “may”, “anticipates”, “aims”, “intends”, “would”, “could”, “should”, “will”, “plans”, “believes”, “estimates”, “targets”, “projects”, “forecasts”, “seeks” and similar words and expressions. Such statements include, but are not limited to, any forward-looking statements relating to: our plans, goals and strategies for our business; projections of future financial or operational performance; the timing and outcome of pending or anticipated applications for regulatory approvals and pending or anticipated regulatory inspections of our facilities and those of our contract manufacturers; future demand for our products; future adoption of Re-Tain® by dairy producers; growth in acceptance of our First Defense® product line by dairy and beef producers; the impact of international disputes (including Russia’s invasion of Ukraine and unrest in the Middle East) on the world economy including inflation and the price and availability of grain and oil; the impact of the global supply-chain disruptions on our ability to obtain, in a timely and cost-effective fashion, all the supplies and components we need to produce our products; the impact of inflation, tariffs and rising interest rates on our operating expenses and financial results; the scope and timing of ongoing and future product development work and commercialization of our products; future costs of product development efforts; future incidence rates of subclinical mastitis and producers’ level of interest in treating subclinical mastitis; the expected efficacy of new products; estimates about the market size for our products; future market share of and revenue generated by current products and products still in development; our ability to increase production output and reduce costs of goods sold per unit; the adequacy of our own manufacturing facilities or those of third parties with which we have contractual relationships to meet demand for our products on a timely basis; the impacts of backlogs on customer relationships; the efficacy of our contamination remediation efforts; whether or not we will experience future contamination events; the anticipated costs of (or time to complete) planned expansions of our manufacturing facilities and the adequacy of our funds available for these projects; the robustness of our manufacturing processes to meet future demand and related technical issues; estimates about our future production capacity, efficiency and yield; the salability of products currently held in inventory pending regulatory approval; future regulatory requirements relating to our products; future expense ratios and margins; the future consequences and effectiveness of our investments in our business; future compliance with, or waivers of, bank debt covenants; anticipated changes in our manufacturing capabilities and efficiencies; our future effectiveness in competing against competitors within both our existing and our anticipated product markets; projections about depreciation expense and its impact on income for book and tax return purposes; and any other statements that are not historical facts. These statements are intended to provide management’s current expectation of future events as of the date of this earnings release, are based on management’s estimates, projections, beliefs and assumptions as of the date hereof; and are not guarantees of future performance. Such statements involve known and unknown risks and uncertainties that may cause the Company’s actual results, financial or operational performance or achievements to be materially different from those expressed or implied by these forward-looking statements, including, but not limited to, those risks and uncertainties relating to: difficulties or delays in development, testing, regulatory approval, production and marketing of our products (including the First Defense® product line and Re-Tain®), competition within our anticipated product markets, customer acceptance of our new and existing products, product performance, alignment between our manufacturing resources and product demand (including the consequences of backlogs), uncertainty associated with the timing and volume of customer orders as we come out of a prolonged backlog, adverse impacts of supply chain disruptions on our operations and customer and supplier relationships, commercial and operational risks relating to our current and planned expansion of production capacity, and other risks and uncertainties detailed from time to time in filings we make with the SEC, including our Quarterly Reports on Form 10-Q, our Annual Reports on Form 10-K and our Current Reports on Form 8-K. Such statements involve risks and uncertainties and are based on our current expectations, but actual results may differ materially due to various factors. In addition, there can be no assurance that future risks, uncertainties or developments affecting us will be those that we anticipate. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

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Condensed Statements of Operations (Unaudited)

	During the Three-Month Periods Ended June 30,		During the Six-Month Periods Ended June 30,
(In thousands, except per share amounts)	2025	2024	2025	2024

Product sales	$6,445	$5,473	$14,512	$12,730
Costs of goods sold	3,627	4,242	8,340	9,205
Gross margin	2,818	1,231	6,172	3,525

Product development expenses	832	1,031	1,589	2,292
Sales and marketing expenses	696	985	1,553	1,786
Administrative expenses	720	602	1,343	1,134
Operating expenses	2,248	2,618	4,485	5,212

NET OPERATING INCOME (LOSS)	570	(1,387)	1,687	(1,687)

Other (expenses) income, net	(66)	(144)	266	(280)

INCOME (LOSS) BEFORE INCOME TAXES	504	(1,531)	1,953	(1,967)

Income tax expense	2	1	4	2

NET INCOME (LOSS)	$502	$(1,532)	$1,949	$(1,969)

Basic weighted average common shares outstanding	9,031	7,810	9,006	7,780
Basic net income (loss) per share	$0.06	$(0.20)	$0.22	$(0.25)

Diluted weighted average common shares outstanding	9,031	7,810	9,006	7,780
Diluted net income (loss) per share	$0.06	$(0.20)	$0.22	$(0.25)

Selected Balance Sheet Data (In thousands) (Unaudited)

	As of June 30, 2025	As of December 31, 2024
Cash and cash equivalents	$5,998	$3,758
Net working capital	12,690	10,631
Stockholders’ equity	29,867	27,518
Total assets	$46,721	$45,100

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Non-GAAP Financial Measures:

Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally included in or excluded from the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP measures included in this press release should be considered in addition to, and not as a substitute for or superior to, the comparable measure prepared in accordance with GAAP. We believe that considering the non-GAAP measure of Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) assists management and investors by looking at our performance across reporting periods on a consistent basis excluding certain charges from our reported net income (loss). Adjusted EBITDA is calculated and reconciled to the most comparable GAAP financial measure in the following table:

	During the Three-Month Periods Ended June 30,		During the Six-Month Periods Ended June 30,
(In thousands)	2025	2024	2025	2024

Net income (loss)	$502	$(1,532)	$1,949	$(1,969)
Income tax expense	2	1	4	3
Interest expense (excluding debt issuance and debt discount costs)	114	132	231	267
Depreciation	663	666	1,335	1,328
Amortization (including debt issuance and debt discount costs)	16	16	31	31
Stock-based compensation expense	67	98	119	179
Adjusted EBITDA	$1,364	$(619)	$3,669	$(161)

	During the Twelve-Month Periods Ended June 30,
(In thousands)	2025	2024

Net income (loss)	$1,762	$(4,049)
Income tax expense	11	4
Interest expense (excluding debt issuance and debt discount costs)	490	546
Depreciation	2,674	2,694
Amortization (including debt issuance and debt discount costs)	62	59
Stock-based compensation expense	265	376
Adjusted EBITDA	$5,264	$(370)

Cash payments to satisfy debt repayment obligations and to make capital expenditure investments are other uses of cash that are not included in the calculation of EBITDA, which management also considers when assessing its cash flows.

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Conference Call:

The Company is planning to host a conference call on Friday, August 15, 2025 at 9:00 AM ET to discuss the unaudited financial results for the quarter ended June 30, 2025. Interested parties can access the conference call by dialing (844) 855-9502 (toll free) or (412) 317-5499 (international). A teleconference replay of the call will be available until August 22, 2025 at (877) 344-7529 (toll free) or (412) 317-0088 (international), utilizing replay access code #5659118. Investors are encouraged to review the Company’s updated Corporate Presentation slide deck that provides an overview of the Company’s business and is available under the “Investors” tab of the Company’s website at www.immucell.com, or by request to the Company. An updated version of the slide deck was made available after the market closed on Thursday, August 14, 2025.

About ImmuCell:

ImmuCell Corporation’s (Nasdaq: ICCC) purpose is to create scientifically proven and practical products that improve the health and productivity of dairy and beef cattle. ImmuCell manufactures and markets First Defense®, which provides Immediate Immunity™ to newborn dairy and beef calves, and is developing Re-Tain®, a novel treatment for subclinical mastitis in dairy cows without FDA-required milk discard or pre-slaughter withdrawal label restrictions that provides an alternative to traditional mastitis antibiotics. Press releases and other information about the Company are available at: http://www.immucell.com.

Contacts:	Michael F. Brigham, President and CEO
Timothy C. Fiori, Chief Financial Officer
ImmuCell Corporation
(207) 878-2770

Joe Diaz, Robert Blum and Joe Dorame
Lytham Partners, LLC
(602) 889-9700
iccc@lythampartners.com

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